Exhibit 23.1

To Whom It May Concern:

We hereby consent to the use in the Registration Statement of Vesta International Corp. on Form S-1 amendment number 2 of our Report of Independent Registered Public Accounting Firm, dated  May 20, 2013, on the balance sheets of Vesta International Corp. as of March 31, 2013 and 2012 and the related statements of operations, changes in shareholder’s equity and cash flows for the year ended March 31, 2013, the period from May 11, 2011 (Inception) to March 31, 2012 and the period from May 11, 2011 (Inception) to March 31, 2013 and of our review report with respect to the unaudited interim financial statements of Vesta International, Corp  for the three month period ended June 30 2013.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

Denver, Colorado

September 25, 2013                                                                                         Cutler & Co. LLC